Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

KKR FS INCOME TRUST SELECT

This Certificate of Trust of KKR FS Income Trust Select (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as sole trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is “KKR FS Income Trust Select”.

2. Registered Office and Registered Agent. The address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent at such address upon whom process against the Trust may be served is The Corporation Trust Company.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

4. Registered Investment Company. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of this 19th day of April, 2023.

By:	/s/ Michael C. Forman
Name: Michael C. Forman, not in his individual capacity but solely as trustee